UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 005-35178

            Mentor Corporation
(Exact name of registrant as specified in its charter)

                              201 Mentor Drive                      ____
___Santa Barbara, California 93111, (800) 525-0245  _
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

             Common Stock, par value $0.10 per share
(Title of each class of securities covered by this Form)

                                                      None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                                Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

                                Approximate number of holders of record as of the certification or notice date: 1

        Pursuant to the requirements of the Securities Exchange Act of 1934, Mentor Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 26, 2009                                                                                     MENTOR CORPORATION

                                                                                                                          By:           /s/ Joseph A. Newcomb
                                                                                                                                          Joseph A. Newcomb
                                                                                                                                          Vice President, General Counsel and Secretary